Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

November 21, 2013	For more information:
Linda Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

STEIN MART, INC. REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

Third Quarter Highlights:

•	Total sales up 6.1 percent, comparable store sales up 4.8 percent over last year.

•	Breakeven diluted earnings per share improve from last year’s $0.04 diluted loss per share.

JACKSONVILLE, FL – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the third quarter ended November 2, 2013.

Overview of Results

Net income for the third quarter of 2013 was $28 thousand or breakeven per diluted share compared to a net loss of $1.7 million or $0.04 loss per diluted share in 2012.

For the first nine months of 2013, net income was $18.1 million or $0.40 per diluted share compared to $11.5 million or $0.26 per diluted share in the same period in 2012. Adjusted net income for the first nine months of 2012 was $10.2 million or $0.23 per diluted share (see Note 1).

EBITDA for the third quarter was $6.9 million compared to $2.8 million in 2012. EBITDA for the first nine months of 2013 was $51.0 million compared to $34.2 million adjusted EBITDA in 2012 (see Note 2).

Comments on Results

“Our earnings continue to improve as a result of our continued sales momentum” said Jay Stein, Chief Executive Officer. “We have been very focused on refining our brands, pricing and sales execution and the improvements are evident in our results.”

Total sales for the third quarter of 2013 increased 6.1 percent to $290.5 million, while comparable store sales increased 4.8 percent. For the first nine months of 2013, total sales increased 4.5 percent to $902.8 million, while comparable store sales increased 4.0 percent.

Gross profit for the third quarter increased to $77.8 million or 26.8 percent of sales from $70.7 million or 25.8 percent of sales in 2012. The increase in the quarter’s gross profit rate was primarily the result of higher markup and slightly lower occupancy costs as a percentage of sales, offset by slightly higher markdowns. Gross profit for the first nine months of 2013 increased $19.6 million to $256.0 million or 28.4 percent of sales from $236.4 million or 27.4 percent of sales in 2012. The increase in the year-to-date gross profit rate was primarily the result of higher markup, slightly lower markdowns as a percentage of sales and slightly lower occupancy costs as a percentage of sales.

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Selling, general and administrative (“SG&A”) expenses for the third quarter were $77.9 million or 26.8 percent of sales compared to $74.4 million or 27.2 percent of sales in 2012. The $3.5 million increase over 2012 SG&A expenses was primarily due to higher compensation costs, higher depreciation expense, $0.4 million of professional fees associated with last year’s restatement and $0.2 million of start-up costs for our e-commerce launch and supply chain transition. The higher compensation costs mostly resulted from higher earnings-based incentive compensation expense and increased payroll to support our higher sales and new stores. The SG&A increases were partially offset by lower healthcare costs due to favorable claims experience.

For the first nine months, SG&A expenses were $225.9 million or 25.0 percent of sales compared to $217.3 million or 25.2 percent of sales last year. SG&A expenses for the first nine months of 2012, adjusted to remove $2.1 million in gift card breakage, were $219.4 million and 25.4 percent of sales (see Note 1). The $6.5 million increase in 2013 over 2012 adjusted SG&A was primarily due to higher compensation costs, higher depreciation expense, $1.2 million of start-up costs for our e-commerce launch and supply chain transition and $1.1 million of professional fees associated with last year’s restatement. These increases were partially offset by lower healthcare costs due to favorable claims experience, higher credit card program income, lower store closing costs and slightly lower advertising expense.

Our effective tax rate was 39.4 percent for the first nine months of 2013 compared to 39.2 percent in 2012.

Balance Sheet Highlights

Cash at the end of the third quarter was $59.5 million compared to $104.1 million at the end of the third quarter of 2012. The lower cash balance reflects payment of a special dividend of $43.8 million at the end of 2012 and two quarterly dividends ($0.05 per share) totaling $4.4 million during 2013. We have not borrowed on our credit facility since the beginning of 2009.

Inventories of $329.7 million at the end of the third quarter of 2013 were 11.1 percent higher than the $296.7 million at the end of the third quarter last year. Inventories were higher partially due to this year’s calendar shift which causes our quarter-end to be one week later, when we have seasonally higher inventory levels. Additionally, we brought in merchandise earlier this year to drive and support sales, particularly during this year’s shorter holiday selling season.

Operating Initiatives

Our e-commerce business has been operational for just over two months. As a new business venture, we are continually enhancing our site presentation and analyzing our results to drive online traffic.

The important transition of our supply chain distribution centers from third-party to company-operated is nearly complete. The final distribution center in Ontario, CA (Los Angeles) will be fully operational in January.

Store Network

We operated 264 Stein Mart stores at the end of the third quarter of 2013 compared to 262 stores at the end of the third quarter last year. Our 2013 store plan, which is now complete, included four new stores, four relocations and three closings. While our 2014 store planning is not complete, we are working towards doubling the number of new stores with fewer closings in 2014 compared to 2013.

Fourth Quarter Outlook - Revised Second Half

With our third quarter now complete, our fourth quarter and second half outlook is as follows:

•	Our gross profit rate for the fourth quarter is expected to be approximately 100 basis points lower than last year’s fourth quarter, resulting in a second half rate that is slightly lower than last year’s second half rate. The fourth quarter gross profit rate is impacted by the following:

•	More normal markdown levels compared to last year’s fourth quarter when sales exceeded our planned merchandise levels.

•	The positive impact of the 53rd week in 2012.

•	Increasing e-commerce sales which have lower margins due to fulfillment costs.

•	Greater penetration of sales from our home division which has lower margins.

•	SG&A expenses for the fourth quarter last year included $4.0 million of legal and accounting fees related to the restatement of our financial statements and $3.0 million for the 53rd week. Excluding these items, SG&A expenses for the fourth quarter this year are expected to be up slightly to last year’s fourth quarter, with the second half up about $4 million. This increase in second half SG&A expenses is primarily the result of higher store operating expenses associated with this year’s higher sales and higher incentive compensation expense.

Filing of Form 10-Q

Reported results are preliminary and not final until the filing of our Form 10-Q for the fiscal quarter ended November 2, 2013 with the Securities and Exchange Commission (“SEC”), and therefore remain subject to adjustment.

Conference Call

A conference call for investment analysts to discuss our third quarter results will be held at 10 a.m. ET today, Thursday, November 21, 2013. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through December 31, 2013.

Investor Presentation

Stein Mart’s third quarter 2013 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	consumer sensitivity to economic conditions;

•	competition in the retail industry;

•	changes in consumer preferences and fashion trends;

•	the effectiveness of advertising, marketing and promotional strategies;

•	ability to negotiate acceptable lease terms with current and potential landlords;

•	ability to successfully implement strategies to exit under-performing stores;

•	extreme and/or unseasonable weather conditions;

•	adequate sources of merchandise at acceptable prices;

•	dependence on certain key personnel and ability to attract and retain qualified employees;

•	increases in the cost of employee benefits;

•	disruption of the Company’s distribution process;

•	information technology failures;

•	acts of terrorism;

•	the effectiveness of our internal control over financial reporting;

•	costs and other adverse developments associated with the SEC investigation; and

•	other risks and uncertainties described in the Company’s filings with the SEC.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	November 2, 2013	February 2, 2013	October 27, 2012
ASSETS

Current assets:
Cash and cash equivalents	$59,517	$67,233	$104,121
Inventories	329,691	243,345	296,689
Prepaid expenses and other current assets	25,796	22,855	17,566

Total current assets	415,004	333,433	418,376
Property and equipment, net	140,422	131,570	125,582
Other assets	26,930	26,706	24,635

Total assets	$582,356	$491,709	$568,593

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$199,135	$130,972	$185,037
Accrued expenses and other current liabilities	65,192	66,109	65,499

Total current liabilities	264,327	197,081	250,536
Other liabilities	61,690	60,594	56,667

Total liabilities	326,017	257,675	307,203

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $0.01 par value; 100,000,000 shares authorized; 44,500,995, 43,808,485 and 43,608,228 shares issued and outstanding, respectively	445	438	436
Additional paid-in capital	26,078	17,491	15,430
Retained earnings	230,278	216,574	246,866
Accumulated other comprehensive loss	(462)	(469)	(1,342)

Total shareholders’ equity	256,339	234,034	261,390

Total liabilities and shareholders’ equity	$582,356	$491,709	$568,593

Stein Mart, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012

Net sales	$290,453	$273,729	$902,786	$863,809
Cost of merchandise sold	212,688	203,039	646,760	627,436

Gross profit	77,765	70,690	256,026	236,373
Selling, general and administrative expenses	77,873	74,431	225,909	217,306

Operating (loss) income	(108)	(3,741)	30,117	19,067
Interest expense, net	69	81	197	170

(Loss) Income before income taxes	(177)	(3,822)	29,920	18,897
Income tax (benefit) expense	(205)	(2,163)	11,786	7,417

Net income (loss)	$28	$(1,659)	$18,134	$11,480

Net income (loss) per share:
Basic	$0.00	$(0.04)	$0.41	$0.26

Diluted	$0.00	$(0.04)	$0.40	$0.26

Weighted-average shares outstanding:
Basic	43,102	42,568	42,949	42,622

Diluted	43,924	42,568	43,631	42,769

Stein Mart, Inc.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012

Net income (loss)	$28	$(1,659)	$18,134	$11,480
Other comprehensive income, net of tax:
Change in post-retirement benefit obligations	2	26	7	77

Comprehensive income (loss)	$30	$(1,633)	$18,141	$11,557

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	39 Weeks Ended	39 Weeks Ended
	November 2, 2013	October 27, 2012
Cash flows from operating activities:
Net income	$18,134	$11,480
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,834	17,245
Share-based compensation	5,248	3,769
Store closing charges	(145)	654
Loss on disposals of property and equipment	586	929
Deferred income taxes	6,740	(2,972)
Tax deficiency from equity issuances	(68)	(682)
Excess tax benefits from share-based compensation	(610)	(59)
Changes in assets and liabilities:
Inventories	(86,346)	(77,857)
Prepaid expenses and other current assets	(5,542)	15,105
Other assets	(224)	(1,235)
Accounts payable	68,163	78,974
Accrued expenses and other current liabilities	(691)	(1,219)
Other liabilities	(920)	5,559

Net cash provided by operating activities	25,159	49,691

Cash flows from investing activities:
Acquisition of property and equipment	(30,272)	(32,732)

Net cash used in investing activities	(30,272)	(32,732)

Cash flows from financing activities:
Cash dividends paid	(4,430)	—
Capital lease payments	(2,197)	(4,025)
Excess tax benefits from share-based compensation	610	59
Proceeds from exercise of stock options and other	3,633	434
Repurchase of common stock	(219)	(3,359)

Net cash used in financing activities	(2,603)	(6,891)

Net (decrease) increase in cash and cash equivalents	(7,716)	10,068
Cash and cash equivalents at beginning of year	67,233	94,053

Cash and cash equivalents at end of period	$59,517	$104,121

NOTES TO PRESS RELEASE

Note 1 - Adjusted Results

We report our consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude certain breakage income on unused gift and merchandise return cards, may provide a more meaningful measure on which to compare our results of operations between periods. We believe these non-GAAP results provide useful information to both management and investors by excluding certain items that impact comparability of the results.

Year-to-date 2012 results include $2.1 million higher breakage income on unused gift and merchandise return cards as a result of changes in breakage assumptions during the second quarter of 2012 ($1.3 million after tax or $0.03 per diluted share). Below is a reconciliation of Selling, general and administrative expenses (“SG&A”), Net income and Diluted EPS (GAAP Basis) to adjusted SG&A, Net income and Diluted EPS (Non-GAAP Basis) for the 39 weeks ended October 27, 2012.

	39 Weeks Ended October 27, 2012
	SG&A	Net Income	Diluted EPS
GAAP Basis	$217,306	$11,480	$0.26
Adjustments:
Gift card breakage	2,100	1,292	0.03

Adjusted/Non-GAAP Basis	$219,406	$10,188	$0.23

Note 2 - EBITDA

As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. Below is a reconciliation of Net income to EBITDA and Adjusted EBITDA for the 13 weeks and 39 weeks ended November 2, 2013 and October 27, 2012.

	13 Weeks Ended Nov. 2, 2013	13 Weeks Ended Oct. 27, 2012	39 Weeks Ended Nov. 2, 2013	39 Weeks Ended Oct. 27, 2012
Net income (loss)	$28	$(1,659)	$18,134	$11,480
Add back amounts for computation of EBITDA:
Interest expense, net	69	81	197	170
Income tax (benefit) expense	(205)	(2,163)	11,786	7,417
Depreciation and amortization	7,019	6,568	20,834	17,245

EBITDA	6,911	2,827	50,951	36,312
Gift card breakage (see Note 1)	—	—	—	(2,100)

Adjusted EBITDA	$6,911	$2,827	$50,951	$34,212